Exhibit 99.1

Baylake Bank Announces Agreement to Acquire Branch,
Deposits from Community Bank & Trust

Acquisition Would Expand Baylake’s Presence in Appleton, Outagamie County, WI

Sturgeon Bay and Sheboygan, WI, November 11, 2013 – Baylake Bank, a wholly owned subsidiary of Baylake Corp., today announced a branch purchase and sale agreement whereby Baylake Bank will purchase the Appleton branch facility and related fixed assets located in Outagamie County, Wisconsin, along with approximately $14 million of deposits from Community Bank & Trust.  Under the agreement, all loans with the exception of certain overdraft protection accounts associated with the deposits being acquired will be retained by Community Bank & Trust.

Baylake Bank is headquartered in Sturgeon Bay, Wisconsin and currently operates 20 banking offices located in four Wisconsin counties.  The bank is one of the ten largest publicly traded banks in the state of Wisconsin. The office being acquired in Appleton, Wisconsin will be Baylake Bank’s second office located in Outagamie County. Appleton is the largest city in a metropolitan statistical area with more than 365,000 residents and a diverse and growing economy. Community Bank & Trust, a wholly owned subsidiary of Community Banc-Corp. of Sheboygan, Inc. has $530 million in total assets, and currently serves individuals and businesses from 11 community financial centers throughout Sheboygan, Calumet, Outagamie, and Milwaukee counties.

Robert J. Cera, Baylake Corp.’s President and CEO, commented: “Our expansion into Appleton within the heart of the Fox Valley region supports Baylake’s strategy to build our presence in key metropolitan markets for us.  We look forward to continuing the fine service and capabilities Community Bank & Trust has established in this market.  This transaction offers the opportunity to integrate the branch with our operational capabilities and to expand this location’s particularly strong business banking and wealth management opportunities.”

Tony Jovanovich, Chairman and CEO of Community Bank & Trust, noted: “Due to the fact that Baylake Bank’s core values and reputation are very similar to ours, we are confident that the branch sale is a good fit for our deposit customers. We are pleased to have found a bank partner which will continue to offer deposit customers a high level of customer service guided by a commitment to the community and superior financial advice and guidance.”

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 20 financial centers located throughout Northeast Wisconsin, in Brown, Door, Kewaunee and Outagamie Counties. The Company also maintains a 49.8% equity ownership stake in United Financial Services (UFS), a data processing services provider, headquartered in Grafton, Wisconsin.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect,"

"anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

For more information contact:

Robert J. Cera, President & CEO

Baylake Bank

920.743.5551 x 1018